QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(xi)

Contact:	Jonathan Gasthalter/Jim Barron Citigate Sard Verbinnen (212) 687-8080

FOR IMMEDIATE RELEASE

SEVEN-ELEVEN JAPAN EXTENDS TENDER OFFER FOR ALL COMMON
SHARES OF 7-ELEVEN, INC.

        Tokyo, Japan, September 20, 2005—Seven-Eleven Japan Co., Ltd. ("SEJ") today announced that, at the request of the special committee of the board of directors of 7-Eleven, Inc. (NYSE: SE) ("SEI"), SEJ has extended its all-cash offer for the outstanding shares of SEI that it does not already own until 12:00 midnight, New York City time, on Tuesday, October 18, 2005. The extension will provide the special committee with additional time to complete its review and evaluation of the tender offer.

        The extended offer remains subject to the other terms and conditions set forth in the Offer to Purchase, dated September 6, 2005, filed by SEJ and its wholly owned subsidiary, IYG Holding Company. The tender offer was previously scheduled to expire at 12:00 midnight, New York City time, on Monday, October 3, 2005. As of September 19, 2005, no shares have been tendered in connection with the offer.

Important Information

        Shareholders of SEI are advised to read the Tender Offer Statement on Schedule TO, as amended, the offer to purchase and any other documents relating to the tender offer that are filed with the US Securities and Exchange Commission (the "SEC") because they contain important information. Shareholders of SEI may obtain copies of these documents for free at the SEC's website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the Tender Offer, at 1-888-750-5834.

Cautionary Statement Concerning Forward-Looking Information

        Statements about the expected effects, timing and completion of the proposed transaction and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. These statements are based on current expectations and involve risks and uncertainties relating to, among other things, whether the conditions to the tender offer will be satisfied, general economic factors, business and capital market conditions, general industry trends, changes in tax law requirements and government regulation. SEJ wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

#    #    #

QuickLinks

SEVEN-ELEVEN JAPAN EXTENDS TENDER OFFER FOR ALL COMMON SHARES OF 7-ELEVEN, INC.